EXHIBIT 99.2

Griffin-American Healthcare REIT IV, Inc.

Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2016

The accompanying unaudited pro forma consolidated statement of operations (including the notes thereto) is qualified in its entirety by reference to and should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016. In management’s opinion, all adjustments necessary to reflect the transactions have been made.

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 is presented as if we acquired Reno Medical Office Building, or Reno MOB, on January 1, 2016. Reno MOB was acquired using a combination of debt financing from our line of credit and proceeds, net of offering costs, received from our offering through the acquisition date. As our line of credit was not obtained until August 2016, the pro forma adjustments assume that the acquisition and all related acquisition costs were all funded by our public offering, net of offering costs, at a price of $10.00 per share.

The accompanying unaudited pro forma consolidated statement of operations is unaudited and is subject to a number of estimates, assumptions, and other uncertainties, and does not purport to be indicative of the actual results of operations that would have occurred had the acquisition reflected therein in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2016

	Company Historical (A)	Reno MOB Historical (B)	Pro Forma Adjustments		Company Pro Forma
Revenue:
Real estate revenue	$3,156,000	$5,949,000	$(2,000)	(C)	$9,103,000
Total revenue	3,156,000	5,949,000	(2,000)		9,103,000
Expenses:
Rental expenses	898,000	1,233,000	41,000	(D)	2,172,000
General and administrative	1,221,000	144,000	458,000	(E)	1,823,000
Acquisition related expenses	4,745,000	—	—		4,745,000
Depreciation and amortization	1,252,000	—	2,514,000	(F)	3,766,000
Total expenses	8,116,000	1,377,000	3,013,000		12,506,000
(Loss) income from operations	(4,960,000)	4,572,000	(3,015,000)		(3,403,000)
Other expense:
Interest expense (including amortization of deferred financing costs and debt premium)	(514,000)	—	—		(514,000)
Net (loss) income	(5,474,000)	4,572,000	(3,015,000)		(3,917,000)
Less: net loss attributable to redeemable noncontrolling interest	—	—	—		—
Net (loss) income attributable to controlling interest	$(5,474,000)	$4,572,000	$(3,015,000)		$(3,917,000)
Net loss per Class T and Class I common share attributable to controlling interest — basic and diluted	$(1.75)				$(0.37)
Weighted average number of Class T and Class I common shares outstanding — basic and diluted	3,131,466				10,526,131	(G)

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

Griffin-American Healthcare REIT IV, Inc.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

1.	Basis of Pro Forma Presentation

We have accounted for the acquisition of Reno MOB under the acquisition method of accounting in accordance with the authoritative guidance on business combinations. The accounting for the acquisition was based on a preliminary valuation of the assets acquired and liabilities assumed and are subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed become available. The final allocation may include changes to the amount of intangible assets as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma consolidated statement of operations and our future results of operations.

2.	Notes to Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2016

(A)	As reported in our Annual Report on Form 10-K for the year ended December 31, 2016.

(B)	As reported in the historical financial statements of Reno MOB included in this filing.

(C)	Amount represents: (i) amortization of below market leases from tenants amortized straight-line over the life of the leases of $7,000 and (ii) reduction of straight-line rental income of $9,000.

(D)
Amount represents: (i) incremental property tax expense of $9,000, (ii) reduction in insurance of $50,000, (iii) income from straight-line amortization of our above market ground lease over the life of the lease of $8,000 and (iv) a property management fee of $90,000. Pursuant to our advisory agreement, our advisor is paid a monthly fee for services rendered in connection with property management oversight equal to 1.5% of gross monthly cash receipts. As such, we assumed that the year ended December 31, 2016 was the first annual term of this agreement.

(E)
Amount represents: (i) a reduction of historical general and administrative costs of $48,000 and (ii) asset management fees of $506,000. Pursuant to our advisory agreement, our advisor is paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.80% of average invested assets.

(F)
Amount represents depreciation and amortization expense on the allocation of the purchase price. Depreciation and amortization expense is recognized using the straight-line method over an estimated useful life of 39.0 years, 0.2 to 12.4 years and 3.0 to 12.4 years for buildings, improvements and in-place leases, respectively.

(G)
Amount represents the weighted average number of shares of our common stock from our offering as of December 31, 2016, adjusted to include additional shares, at $10.00 and $9.30 per share for Class T and Class I shares, respectively, required to generate sufficient offering proceeds, net of offering costs, to fund the purchase of Reno MOB, including non-recurring acquisition costs of $1,597,000. The calculation assumes these proceeds were raised as of January 1, 2016 through the sale of Class T shares only as the offering of Class I shares was not effective until June 17, 2016.